UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2009

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On August 5, 2009 Almost Family, Inc. (the “Company”) filed a prospectus supplement and a distribution agreement with J.P. Morgan Securities Inc. (“J.P.Morgan”), relating to shares of our common stock, par value $0.10 per share.

Under the distribution agreement, we may offer and sell up to 1,600,000 shares of our common stock having an aggregate offering price of up to $50 million from time to time through J.P Morgan, as our distribution agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Market at market prices or as otherwise agreed by us and J.P Morgan. Additionally, the Company from time to time may issue shares under its employee and director stock option plans and its employee stock purchase plan.

In connection with these stock offerings, the Company is making the following disclosure:

As we have previously disclosed, our strategic business plan calls for the expansion of our VN segment by selectively acquiring other Medicare-certified home health agencies. We routinely identify and evaluate potential acquisition targets and at any given time, may be in discussions to acquire one or more companies. We have historically entered into non-binding letters of intent with the target home health agencies to set forth the basic business terms of a potential acquisition, which are usually subject to various closing conditions, including due diligence, the negotiation of definitive acquisition documents, regulatory consents and other customary matters.

Since 2004, we have completed 15 transactions involving targets ranging from start-up companies with no revenue to annual revenues of $47 million, with valuations ranging from 0.5 times revenue to 1.2 times revenue. We typically target companies that have annual revenue ranging from $1 million to $60 million, with expected purchase prices within the valuation range previously paid by us. Additionally, from time to time we may consider acquisitions of significantly larger companies.

On September 14, 2009, we entered into a letter of intent reflecting our proposal to acquire all of the ownership interests of a target operating certain Medicare-certified home health agencies owned by the target. The letter of intent is nonbinding and subject to various closing conditions, including due diligence and the negotiation of definitive acquisition documents. Any closing of the transaction would be subject to regulatory approvals and other customary conditions set forth in a definitive acquisition agreement. The letter of intent contemplates consideration of cash, notes payable and shares of our common stock. The purchase price in the letter of intent entered into on September 14, 2009 is in the upper quintile of the range described in the immediately preceding paragraph.

We anticipate that we would finance the cash portion of the acquisition either through use of our existing cash on hand and available borrowing capacity or with proceeds from the issuance of equity securities, or a combination of both, depending on available capital and market conditions existing at the time of execution of definitive documentation.

We cannot readily predict the timing, size, and success of our acquisition efforts and the associated capital commitments.  We cannot provide any assurance that any preliminary discussions or letters of intent will result in the execution of definitive documentation, nor that the execution of definitive documentation will lead to the successful completion of an acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 15, 2009	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer